Exhibit 99.1

Galectin Therapeutics Reports Update on Enrollment of First

Cohort of Phase 1 Clinical Trial and Third Quarter 2013

Financial Results

Norcross, GA (November 12, 2013) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today reported that five of the eight patients have been enrolled and infused in cohort 1 of its blinded Phase 1 clinical trial of GR-MD-02 for patients with nonalcoholic steatohepatitis (NASH or fatty liver disease) with advanced fibrosis. The Company also reported its financial results for the third quarter and first nine months ended September 30, 2013. These results are included in the Company’s Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission.

“We are pleased to announce completion of enrollment of the first five of eight patients in our Phase 1 clinical trial for patients with NASH (fatty liver disease) with advanced fibrosis. The patients enrolled have not incurred any serious adverse events. Completion of the enrollment of the first cohort will be an important milestone in the development of our proprietary, novel technology and, if all goes as expected, the clinical data from the first cohort should be available early in 2014”, said Peter G. Traber, M.D., Chief Executive Officer, President and Chief Medical Officer, Galectin Therapeutics. “This Phase 1 first-in-man study will evaluate the safety, tolerability, pharmacokinetics and exploratory biomarkers for efficacy for single and multiple doses of GR-MD-02 when administered to patients with fatty liver disease with advanced fibrosis.”

The Company also is working with Providence Portland Medical Center in planning for a Phase 1 clinical trial to evaluate the combination of Bristol Meyers Squibb’s Yervoy® (ipilimumab) and the Company’s GR-MD-02 in patients with metastatic melanoma. This trial is based on pre-clinical data obtained in collaboration with Dr. Will Redmond at the center which demonstrated that the combination of immune checkpoint inhibitors like ipilimumab with GR-MD-02 enhances the antitumor effect in syngeneic mouse cancer models.

At September 30, 2013, the Company had $9.7 million of non-restricted cash and cash equivalents available to fund future operations. Subsequent to quarter end, the Company received $1.6 million from the exercise of warrants and options, with $1.5 million coming from warrant exercises by 10X Fund L.P. Additionally since September 30, 2013, the Company received $0.5 million in net proceeds from the issuance of 50,643 shares through its At Market stock issuance program at an average price per share of $10.82. The Company believes that the cash on hand at quarter end and already received is sufficient to fund operations and planned research and development into the third quarter of 2014. The Company routinely evaluates financing alternatives to raise additional funding to support the next steps in its clinical development program, including, from time to time, potentially issuing shares through the At Market stock issuance program.

For the third quarter of 2013, the Company reported a net loss applicable to common stock of $3.7 million, or ($0.22) per share, basic and diluted, compared with a net loss applicable to common stock of $3.0 million or ($0.19) per share for the same period in 2012. The increase in net loss applicable to common stock is primarily due to a $989,000 increase in the non-cash charge related to stock based compensation. Research and development expense for the third quarter of 2013 was $1.2 million, compared with $1.4 million for the same period in 2012. General and administrative expense for the third quarter of 2013 was $2.4 million, compared with $1.5 million for the same period in 2012. The primary reasons for the increase were non-cash stock-based compensation and legal expense offset somewhat by decreased rent expense.

For the nine months ended September 30, 2013, the Company reported a net loss applicable to common stock of $18.8 million, or ($1.15) per share, basic and diluted, compared with a net loss of $8.2 million, or ($0.55) per share for the same period in 2012. The increase in net loss applicable to common stock is primarily due to an $8.8 million or ($0.53) per share one-time, non-cash stock compensation charge recorded in the second quarter of 2013. Research and development expense for the nine months ended September 30, 2012 increased to $4.3 million compared with $3.5 million for the same period in 2012, due primarily to clinical program expenses related to the Phase I clinical trial. As we continue to enroll patients in the Phase 1 trial, we expect our clinical activities costs may increase and fluctuate from quarter to quarter as the trial progresses. General and administrative expense for the nine months ended September 30, 2013 increased to $5.0 million compared with $4 million for the same period in 2012, due primarily to increases in non-cash stock based compensation and legal expenses related to ongoing litigation with the Company’s former CEO and investor relations expenses, offset by decreased rent expense due to our relocation to Georgia in October 2013.

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. These statements include those regarding our plans, expectations and goals regarding the clinical trial, including our expectation that clinical data from the first cohort should be available early in 2014, the Company’s plans regarding a potential Phase 1 clinical trial to evaluate the combination of Bristol Meyers Squibb’s Yervoy® (ipilimumab) and the Company’s GR-MD-02 in patients with metastatic melanoma, and plans regarding future funding alternatives and the sufficiency of cash on hand to fund future operations and planned research and development into the third quarter of 2014. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding the clinical trial or any future clinical trial are subject to factors beyond our control and there is no guarantee that we will avoid delays in the development of our drug products or receive FDA approval of any of our drugs in development. Our clinical trial and any future trials may not produce positive results in a timely fashion, if at all, and any necessary changes during the course of a trial could prove time consuming and costly. We may have difficulty in enrolling candidates for testing, which would impact our estimates regarding timing, and we may not be able to achieve the desired results. Upon receipt of FDA approval, we may face competition with other drugs and treatments that are currently approved or those that are currently in development, which could have an adverse impact on our ability to achieve revenues from any proposed indications. Plans regarding development, approval and marketing of any of our drugs, including GR-MD-02, are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations. For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2012, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact: Jack Callicutt, Chief Financial Officer, 678-620-3186, ir@galectintherapeutics.com.

Galectin Therapeutics and its associated logo is a trademark of Galectin Therapeutics Inc.

Yervoy® is a registered trademark of Bristol-Myers Squibb

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands, except per share data) (unaudited)
Operating expenses:
Research and development	$1,192	$1,409	$4,293	$3,525
General and administrative	2,353	1,487	5,007	3,992

Total operating expenses	3,545	2,896	9,300	7,517

Total operating loss	(3,545)	(2,896)	(9,300)	(7,517)

Other income:
Interest and other	3	207	11	218

Total other income	3	7	11	218

Net loss	$(3,542)	$(2,689)	$(9,289)	$(7,299)

Preferred stock dividends and accretion costs	(181)	(296)	(784)	(874)
Modification of warrants	—	—	(8,763)	—

Net loss applicable to common stock	$(3,723)	$(2,985)	$(18,836)	$(8,173)

Basic and diluted net loss per share	$(0.22)	$(0.19)	$(1.15)	$(0.55)
Shares used in computing basic and diluted net loss per share	16,988	15,822	16,438	14,851

Condensed Consolidated Balance Sheet Data

	September 30, 2013	December 31, 2012
	(in thousands, unaudited)
Cash and cash equivalents	$9,715	$9,364
Total assets	9,777	9,561
Total current liabilities	1,603	1,638
Total liabilities	1,604	1,644
Total redeemable, convertible preferred stock	6,873	6,752
Total stockholders’ equity	$1,300	$1,165